Exhibit 99.n.3.b

Report of Independent Registered Public Accounting Firm

The Board of Directors
Allied Capital Corporation:

Under date of March 14, 2005, we reported on the consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 2004 and 2003, including the consolidated statement of investments as of December 31, 2004, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for each of the years in the three-year period ended December 31, 2004, which are included in the registration statement on Form N-2. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as of and for the year ended December 31, 2004. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ KPMG LLP

Washington, D.C.
March 14, 2005